BURTON, BARTLETT & GLOGOVAC
ATTORNEYS AT LAW

C. THOMAS BURTON, JR.
SCOTT A. GLOGOVAC
MICHAEL A. PINTAR
GREGORY J. LIVINGSTON
DAVID S. McELROY

50 WEST LIBERTY STREET, SUITE 700
RENO, NEVADA 89501-1947

PHILLIP W. BARTLETT (1948-2004)

AREA CODE 775
TELEPHONE 333-0400
FACSIMILE 333-0412
EMAIL info@bbg.net

July 25, 2008

MOBIVENTURES INC.
1115 Broadway, 12th Floor
New York, NY 10010

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-1 (Registration No. 333-151216) (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act") for the registration of up to 12,187,900 shares of common stock, par value $0.001 per share (the "Shares"), of MOBIVENTURES INC., a Nevada corporation (the "Company). As set forth in the Registration Statement, the Shares are subject to issuance by the Company upon the conversion of certain secured convertible debentures issued by the Company pursuant to that certain Securities Purchase Agreement dated as of March 31, 2008.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company's articles of incorporation, as amended, and bylaws, and the corporate actions of the Company that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and the Company will have sufficient authorized and unissued shares of common stock available with respect to the Shares issued after the date of this letter. We have not verified any of these assumptions.

This opinion is rendered as of the date hereof and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as

to the laws of any other state, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption "Legal Matters". In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

Very truly yours,

Burton Bartlett & Glogovac

Burton, Bartlett & Glogovac